                                  SCHEDULE 14C
                                 (RULE 14c-101)

                INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

      INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Check the appropriate box:

/ / Preliminary Information Statement     / / Confidential,
                                              for Use of the Commission Only
/X/ Definitive Information Statement          (as permitted by Rule 14c-5(d)(2))

                       COMPLETE WELLNESS CENTERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.

     / / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                       COMPLETE WELLNESS CENTERS, INC.
                            666 11TH STREET, N.W.
                           WASHINGTON, D.C. 20001

                        ----------------------------

               INFORMATION STATEMENT PURSUANT TO SECTION 14(f)
                 OF THE SECURITIES EXCHANGE ACT OF 1934 AND
                            RULE 14F-1 THEREUNDER

         This information statement (the "Information Statement"), which is being mailed on December 22, 1998, to holders of record on December 17, 1998 of shares of Common Stock, par value $.0001665 per share (the "Common Stock"), of Complete Wellness Centers, Inc., a Delaware corporation (the "Company"), is being furnished in connection with the election to the Board of Directors of the Company (the "Board" or the "Board of Directors") of persons (the "Investor Designees") designated by Imprimis Investors LLC, a Delaware limited liability company ("Imprimis"), and Wexford Spectrum Investors LLC, a Delaware limited liability company ("Wexford" and, together with Imprimis, the "Investors"). Such designation is being made pursuant to the Company's Certificate of Designations, Preferences and Rights (the "Certificate") for its Senior Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock").

         Pursuant to Section (iv) of the Certificate, the Company has the option to redeem the shares of Preferred Stock in whole but not in part during the period from July 2, 1998 through January 3, 1999. The redemption price equals the liquidation preference, which is equal to $50 per share, plus any accumulated and unpaid dividends to the redemption date. Pursuant to Section
(viii)(B) of the Certificate, in the event that the Company fails to so redeem all of the Preferred Stock on or prior to January 3, 1999, the Company shall, if and when requested by the holders of a majority of the outstanding shares of the Preferred Stock to do so, take any action necessary, including calling a special meeting of the Board, to elect designees of the holders of a majority of the outstanding shares of the Preferred Stock to the Board such that such designees shall constitute a majority of the Board. Thereafter, for so long as any shares of Preferred Stock remain outstanding, the Company shall take such action as shall be necessary to ensure that such designees or successor designees are duly elected to serve as directors of the Company.

         The Investors currently hold all of the Preferred Stock. In view of the likelihood that the Company will not be able to redeem all of the Preferred Stock by January 3, 1999, the Company has agreed to take steps to ensure that the Investors Designees hold majority membership on the Board no later than January 4, 1999. To effect the majority membership of the Investor Designees, the Company will (i) call a special meeting (the "Special Meeting") of the Board; (ii) take action at the Special Meeting to increase the number of directors on the Board to fifteen members; and (iii) take action at the Special Meeting to appoint Kenneth A. Rubin, Frederick B. Simon, Frank Goveia, Joseph
M. Jacobs, Jay L. Maymudes, Arthur H. Amron, Paul M Jacobi, and Douglas J. Lambert, the Investor Designees, to the Board.

         The purpose of this Information Statement is to provide information concerning the Investor Designees and the Board. The information contained herein concerning the Investors and the Investor Designees has been furnished to the Company by the Investors, and the Company assumes no responsibility for the accuracy or completeness of such information. The address of the Investors is 411 West Putnam Avenue, Suite 125, Greenwich, Connecticut 06830.

                     THE BOARD OF DIRECTORS OF THE COMPANY

THE INVESTOR DESIGNEES

         The Company expects its Board of Directors to elect the Investor Designees to the Board at the Special Meeting, effective January 4, 1999. The Investors will choose the Investor Designees from the directors and executive officers of their manager, Wexford Management LLC ("Wexford Management").

         The Investors currently intend to select Kenneth A. Rubin, Frederick
B. Simon, Frank Goveia, Joseph M. Jacobs, Jay L. Maymudes, Arthur H. Amron, Paul M. Jacobi, and Douglas J. Lambert to serve as directors.

         None of the Investor Designees currently is a director of, or holds any position with the Company. Mr. Simon served as a director on the Board for the period from May 26, 1998 through September 10, 1998, when he resigned from the Board. The Investors, Wexford Management, and certain individuals who are affiliates of the Investors and Wexford Management are the beneficial owners of the Preferred Stock. See "Security Ownership of Certain Persons and Management."

THE CURRENT COMPANY BOARD OF DIRECTORS

         Under the Company's By-Laws, the number of directors on the Board may be changed by resolution of a majority of the Board or by the stockholders, but no decrease may shorten the term of any incumbent directors. Any director may resign at any time. Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum. Directors so elected will hold office for the remainder of the unexpired term. Directors hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors. Currently there are seven directors on the Board.

         The following table sets forth the names, ages and positions of the current directors of the Company as of December 17, 1998. To the extent the Board will consist of persons who are not the Investor Designees, the Board is expected to consist of Mr. McMillen, Mr. Raymond, Mr. Mrazek, Dr. McMillen, Mr. Sharer, Dr. Vallejo, and Dr. Kaplan.

                NAME                     AGE                       POSITION
---------------------------------------------------------------------------------------------
 C. Thomas McMillen..............         46     Chairman of the Board, Chief
                                                 Executive Officer and Director

 E. Eugene Sharer................         65     Vice Chairman, Treasurer and
                                                 Director

 Eric S. Kaplan, D.C.............         46     President, Chief Operating Officer and
                                                 Director

 Robert J. Mrazek................         53     Director

 James T. McMillen, M.D..........         53     Director

 Sergio Vallejo, DMD.............         34     Director

 Joseph Raymond, Jr..............         36     Director

         The principal occupations for the past five years (and, in some instances, for prior years) of each of the directors are as follows:

         C. THOMAS MCMILLEN, the Company's founder, has been the Chairman of the Board of Directors and Chief Executive Officer since its formation in November 1994. He was also the President of the Company until April 1996. In 1993, Mr. McMillen formed McMillen and Company, Inc., a health care consulting firm, and subsequently, from November 1993 through March 1994, assumed the role of Chief Administrative Officer and a director of Clinicorp, Inc., a publicly-traded physician practice management company. From 1987 to 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives from the 4th Congressional District of Maryland. He was named by President Clinton to Co-Chair the President's Council on Physical Fitness and Sports in 1993 and served until December 1997. Mr. McMillen is currently a member of the Board of Directors of College Television Network, Inc., and North Atlantic Acquisition Corporation (of which he is also the secretary and treasurer). Mr. McMillen is the brother of James J. McMillen, a director of the Company.

         E. EUGENE SHARER has been President, Chief Operating Officer, and a director of the Company since April 1996, and Chief Financial Officer and Treasurer since February 1997. He relinquished the CFO title in February 1998, the COO title in November 1997 and the President title in July 1998 when elected Vice Chairman. From 1990 to 1995 he was President and Chief Operating Officer of R.O.W. Sciences, Inc., a health research company. In August 1995, Mr. Sharer formed Sharer Associates, a management consulting company. From 1989 to 1990 he was Executive Vice President, Chief Operating Officer and Director of Iverson Technology Corporation, and from 1985 through 1988 he was President and Director of Calculon Corporation and a Vice President of Atlantic Research Corporation, the parent company of Calculon. Between 1980 and 1985, Mr. Sharer was Vice President of the Systems Group at Computer Sciences Corporation and prior to 1980 held various executive management positions with IBM.

Mr. Sharer currently serves as director of Computer Applications Development and Integration, Inc., the High Technology Council of Maryland and on the Industrial and Professional Advisory Committee for the College of Engineering at Penn State University.

         ERIC S. KAPLAN, D.C. has been Senior Vice President and a director since April 1997. From August 1996 to April 1997, he served as Senior Director of Operations and Development. He was named Chief Operating Officer in November 1997 and President in July 1998. From June 1993 to August 1996, Dr. Kaplan was president of two subsidiaries of Clinicorp, Inc., Medical Diagnostic Imaging of America and Clinicare Wellness Centers. From 1978 to June 1993, he was the founder and owner of six chiropractic, weight loss, and medical clinics in south Florida.

         JAMES J. MCMILLEN, M.D. has been a director of the Company since November 1994. From 1977 to the present, Dr. McMillen has been in private medical practice in St. Joseph, Missouri. He is board certified in internal medicine. Dr. McMillen is the brother of C. Thomas McMillen.

         ROBERT J. MRAZEK has been a director of the Company since January 1995. Since 1993, Mr. Mrazek has been a legislative affairs consultant. From 1983 to January 1993, he served five consecutive terms in the U.S. House of Representatives from the 3rd Congressional District in New York. In August 1997, Mr. Mrazek was elected as the Chairman and CEO of the Complete Wellness Smoking Cessation, Inc. subsidiary of the Company.

         SERGIO R. VALLEJO, DMD has been a director of the Company since June 1998. From 1996 to 1998, Dr. Vallejo was Director of Pharmacy Operations in Florida for Sunscript Pharmacy Corporation, a subsidiary of Sun Healthcare. Dr. Vallejo joined Sunscript after selling the institutional pharmacy that he founded eight years earlier, PVM Prescription Center, to Sun Healthcare. Dr. Vallejo is also a Director of Universal Building Specialists, a Florida building contractor. He is a member of the American Dental Association, the Florida Dental Association and the West Coast Dental Association.

         JOSEPH J. RAYMOND, JR. was elected to the Board of Directors on September 2, 1998. Mr. Raymond has been President of JJR, Inc., an independent financial consulting firm specializing in providing financial, operational and administrative growth solutions for companies throughout the United States. In 1987, he formed Transworld Services Group ("TSG"), a strategic staffing firm responsible for placing workers in temporary staffing positions. Mr. Raymond sold TSG in 1996 to Corestaff, Inc., where he remained as a Vice President of Operations until December 31, 1997. In January 1998, Mr. Raymond founded RVR Consulting Group, Inc. He has been active in the society for Human Resource Management since 1990 and has served on the Business Advisory Board of the Orange County Public School System since 1994.

INVESTOR DESIGNEES

         KENNETH A. RUBIN, 44, is a Senior Vice President of Wexford Management. Mr. Rubin joined Wexford Management in August 1996. For the balance of the past five years Mr. Rubin was a Managing Director of Bear, Stearns & Co., Inc. Mr. Rubin received a J.D. from Stanford Law School, Order of the Coif, and a B.A. with honors in Economics and Mathematics from Yale College, magna cum laude.

         FREDERICK B. SIMON, 44, is a Senior Vice President of Wexford Management. Mr. Simon joined Wexford Management in November 1995. For the balance of the past five years Mr. Simon was Executive Vice President and a partner of Greycoat Real Estate Corporation, the U.S. arm of Greycoat PLC, a London stock exchange real estate investment and development company. Mr. Simon received a B.A. in Political Science from Union College and a M.B.A. in Finance from Hofstra University.

         FRANK GOVEIA, 51, is a Senior Vice President and Chief Operating Officer of Wexford Management. Mr. Goveia joined Wexford Management in November 1994. For the balance of the past five years Mr. Goveia was a Senior Vice President of Integrated Resources Inc. Mr. Goveia is a Certified Public Accountant and received a B.S. in Accounting from Rutgers University.

         JOSEPH M. JACOBS, 45, is President of Wexford Management. Mr. Jacobs joined Wexford Management in May 1994. For the balance of the past five years Mr. Jacobs was a Senior Managing Director of Bear Stearns & Co. covering real estate and related bankruptcies and reorganizations. Mr. Jacobs is also President and a director of Resurgence Properties Inc. and a director of Elcotel, Inc. Mr. Jacobs received a B.S. in economics from the Wharton School of the University of Pennsylvania and a M.B.A. from Harvard Business School.

         JAY L. MAYMUDES, 38, is a Principal and Chief Financial Officer of Wexford Management. Mr. Maymudes joined Wexford in July 1994. From December 1988 to June 1994, Mr. Maymudes was Senior Vice President and Chief Financial Officer of Dusco, Inc., a real estate investment advisor. Prior thereto, Mr. Maymudes was a Senior Manager at Touche Ross & Co. (currently known as Deloitte & Touche LLP). Mr. Maymudes is a Certified Public Accountant and received a B.A. in Accounting from Queens College.

         ARTHUR H. AMRON, 42, is a Senior Vice President and General Counsel of Wexford Management. Mr. Amron joined the Wexford Management in November 1994. For the balance of the past five years Mr. Amron was an attorney with the New York law firm of Schulte, Roth & Zabel. Mr. Amron received a J.D. from Harvard Law School, cum laude, and a B.A. in Political Theory from Colgate University with high honors.

         PAUL M. JACOBI, 32, is a Vice President of Wexford Management. Mr. Jacobi joined Wexford Management in June 1996. From January 1995 to May 1996, Mr. Jacobi was an Analyst with Moody's Investor Service in the financial institutions group and, for the balance of the past five years he was a Senior Financial Analyst with Kidder Peabody & Co. Mr. Jacobi is a Certified Public Accountant and received a B.S. in Accounting from Villanova University.

         DOUGLAS J. LAMBERT, 41, is a Vice President of Wexford Management.
Mr. Lambert joined Wexford Management in November 1994. For the balance of the past five years Mr. Lambert was Treasurer and Chief Financial Officer of Integrated Resources, Inc., Equipment Leasing Group. Mr. Lambert is a Certified Public Accountant and received a B.B.A. in Accounting from Hofstra University.


BOARD MEETINGS

         During the fiscal year ended December 31, 1997, the Company held twelve (12) meetings of the Board of Directors. In such year, all of the incumbent directors attended at least 90% of the aggregate of all meetings of the Board of Directors and committees on which they served held during the year.

COMMITTEES

         The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee, and an Acquisition and Affiliation Committee.

         Executive Committee. The Executive Committee exercises all the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law. The Executive Committee consists of C. Thomas McMillen, Joseph Raymond, Jr., Eric Kaplan and Sergio Vallejo.

         Audit Committee. The Audit Committee has the responsibility for reviewing and supervising the financial controls of the Company. The Audit Committee makes recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of overall accounting and financial controls of the Company. The Audit Committee consists of James McMillen, M.D., Eugene Sharer and Robert Mrazek.

         Compensation Committee. The Compensation Committee has the responsibility for reviewing the performance of the officers of the Company and recommending to the Board of Directors of the Company salary and bonus amounts for all officers of the Company, subject to the terms of existing employment agreements. The Compensation Committee also has the responsibility for oversight and administration of the Company's long-term incentive plans. The Compensation Committee consists of Sergio Vallejo, Robert Mrazek and James McMillen.

         Acquisition and Affiliation Committee. The Acquisition and Affiliation Committee has the responsibility for reviewing and approving affiliations or strategic alliances with chiropractors and their existing chiropractic practices, corporations, governmental entities, or other entities as well as acquisitions of other businesses. Proposed acquisitions involving the issuance of equity securities of the Company will be referred to the Board of Directors. The members of the Acquisition and Affiliation Committee are C. Thomas McMillen, Eric Kaplan and Joseph Raymond, Jr.


COMPENSATION OF DIRECTORS

         The Company does not currently compensate, and does not anticipate compensating its directors for their services as directors, except that each of the Company's non-employee directors may receive a director's fee of $500 per meeting for attendance at Board of Directors or committee meetings held after December 1997. Additionally, each Director is granted 7,500 Common Stock options for each year served, which options vest 50% in each of two years. In addition, each of the Company's directors receives reimbursement of all ordinary and necessary expenses incurred in attending any meeting or any committee meeting of the Board of Directors. Currently, all directors hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors. The Company's executive officers are appointed annually and serve at the direction of the Board of Directors, subject to the terms of existing employment agreements.


EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth the names, ages, and positions of the executive officers and key employees of the Company:


                NAME                    AGE                        POSITION
---------------------------------------------------------------------------------------------------
 C. Thomas McMillen..............        46      Chairman of the Board, Chief Executive
                                                 Officer, and Director

 E. Eugene Sharer................        65      Vice Chairman, Treasurer and Director

 Eric S. Kaplan, D.C.............        46      President, Chief Operating Officer, and
                                                 Director

 Michael T. Brigante.............        44      Senior Vice President and Chief Financial
                                                 Officer, Acting Secretary

         Executive officers of the Company are elected annually by the Board, and each such officer holds office until the next annual meeting of the Board and until their successors are chosen and qualify, subject to earlier resignation or removal by the Board of Directors. The principal occupations for the past five years (and in some instances, for prior years) of each of the executive officers of the Company (except for Messrs. McMillen, Sharer and Kaplan, for whom such information is set forth in the section hereof entitled "The Board of Directors of the Company") are as follows:

         MICHAEL T. BRIGANTE has been Chief Financial Officer since February, 1998. From March, 1996 to January, 1998, he served as Controller. Mr. Brigante is an executive manager with over twenty years of diversified financial experience with public and private companies. From 1978 through 1986, he worked with the Thomas & Betts Corporation, culminating his tenure as controller. From 1987 to 1988, Mr. Brigante served as senior manager of international financial systems with SeaLand Corporation. In 1988 Mr. Brigante joined the MAC Group and served as chief financial officer and controller until starting his own consulting firm in 1994.


LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

         The Company has included in its Amended and Restated Certificate of Incorporation and By-Laws provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty (provided that such provisions do not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director and/or officer derived an improper personal benefit), and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

         The Company has entered into separate indemnification agreements with its directors and officers containing provisions which may in some respects are broader than the specific indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation.

                             SECURITY OWNERSHIP OF
                         CERTAIN PERSONS AND MANAGEMENT

         As of December 17, 1998, the number of shares of Common Stock outstanding was 2,457,968. Each share of Common Stock is entitled to one vote at meetings of stockholders. The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities as of December 17, 1998 by (i) all persons known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director of the Company individually, and (iii) all officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such securities, subject to community property laws where applicable.

           AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON STOCK


                                            NUMBER OF          ACQUIRABLE           PERCENT
          NAME AND ADDRESS OF                 SHARES           WITHIN 60          BENEFICIALLY
           BENEFICIAL OWNER               BENEFICIALLY          DAYS (1)              OWNED
           ----------------                   OWNED             --------              -----
                                              -----
 C. Thomas McMillen                          360,000           50,000(2)              18.1
 666 11th St., NW, Suite 200
 Washington, DC  20001

 Robert A Mrazek                              24,500            7,500(4)               1.3
 301 Constitution Ave., NE
 Washington, DC  20003 (3)

 E. Eugene Sharer                            126,667           10,000(6)               5.6
 666 11th St., NW, Suite 200
 Washington, DC  20001 (5)

 James J. McMillen, MD                        6,000             11,250                  *
 4004 Miller Road
 St. Joseph, MO  64505 (3)(7)

 Janice Peterson                             93,500                0                   3.8
 984 N. 1800 Road
 Lawrence, KS  66049

 Eric S. Kaplan, DC                          23,506            66,660(8)               3.7
 4727 Marlwood Lane
 Palm Beach Gardens, FL 33418

 R. Michael Floyd                            72,886              0                3.0
 5817 Ogden Court
 Bethesda, MD  20816

 Robert S. Libauer                           79,200              0                3.2
 3704 N. Charles Street
 Apt. 1004
 Baltimore, MD  21218

 Michael T. Brigante                         32,867          20,333(9)            2.2
 17 Daniel Drive
 Belle Mead, NJ  08502

 Wexford Spectrum Investors LLC                0             615,241(10)          (10)
 411 West Putnam Avenue
 Greenwich, CT  06830

 Imprimis Investors LLC                        0           2,449,716(10)          (10)
 411 West Putnam Avenue
 Greenwich, CT  06830

 Sergio Vallejo, DMD                       28,000(11)        3,750(12)            1.3
 4335 Highland Park Road
 Lakeland, FL  33813

 Joseph Raymond, Jr.                        123,670          3,750(14)            5.2
 4074 Scarlet Iris Place
 Winter Park, FL  32792 (13)

 All directors and executive officers       853,210           165,243            41.4
 as a group (8 persons)

*Less than 1%.

(1) Reflects number of shares of Common Stock acquirable upon exercise of options and, in the case of Wexford Spectrum Investors, LLC and Imprimus Investors, LLC, conversion of Preferred Stock.

(2) Includes 16,667 shares subject to stock options which became exercisable on July 30, 1998; 16,666 shares subject to stock options which became exercisable in April 1998 and 16,667 shares subject to stock options which became exercisable in April 1997.

(3) Mr. Mrazek and Dr. McMillen have each given Mr. McMillen an irrevocable proxy to vote their respective shares until December 31, 2000.

(4) Includes 3,750 shares subject to stock options that become exercisable on July 25, 1998; and 3,750 shares subject to stock options that became exercisable on July 25, 1997.

(5) On July 6, 1998, Mr. Sharer was granted 10,000 shares of Common Stock in connection with his appointment to the position of Vice Chairman of the Company.

(6) Includes 10,000 shares subject to stock options that became exercisable in April 1998.

(7) Includes 3,750 shares subject to stock options that became exercisable on July 25, 1998; 3,750 shares subject to stock options that became on July 25, 1997 and 3,750 shares subject to stock options which became exercisable on May 26, 1998.

(8) Includes 16,667 shares subject to stock options which became exercisable in April 1997; 15,003 shares subject to stock options which became exercisable in April 1998; 7,867 shares subject to stock options which become exercisable on July 25, 1998; 8,799 shares subject to stock options which become exercisable on July 25, 1998; and 16,660 shares subject to stock options which became exercisable on August 26, 1998.

(9) Includes 4,000 shares which became exercisable on April 7, 1998; 3,000 shares which became exercisable on September 2, 1998 and 13,333 shares which became exercisable on September 30, 1998.

(10) The Company issued 20,880 shares of Preferred Stock to Wexford and 83,521 shares of Preferred Stock to Imprimis on July 2, 1998. The Preferred Stock is convertible into shares of the Company's Common Stock commencing January 3, 1999, at an exercise price equal to the lesser of $1.75 per share or 75% of the average closing sale prices of the Company's publicly traded Common Stock for the twenty consecutive trading days prior to the date of conversion of the Preferred Stock into Common Stock. The Company issued the Preferred Stock in connection with the exchange of $5,000,000 principal amount of Senior Redeemable Preferred Stock and 2,875,000 Common Stock Purchase Warrants originally sold through a private offering to Wexford and Imprimis which closed on January 13, 1998. The Preferred Stock bears a dividend of 8% per annum through December 31, 2000, provided that the dividend is currently paid on a quarterly basis. After December 31, 2000, the dividend on the Preferred Stock is 12% per annum. The Company has the right to redeem all of the Preferred Stock on or prior to January 3, 1998 upon paying $5 million plus accrued dividends from the date of original investment at the rate of 12% per annum. On September 30, 1998, the Company paid a dividend in kind on the Preferred Stock of a total of 2,610 additional shares of Preferred Stock, of which 2,088 shares were payable as a dividend to Imprimis and 522 shares were payable as a dividend to Wexford. Wexford and Imprimis together hold 100% of the Preferred Stock issued and outstanding. Imprimis beneficially owns 2,445,966 shares of Common Stock issuable pursuant to its Preferred Stock. The percentage of shares so held is 44.3%, on the basis of 2,457,968 shares of Common Stock issued and outstanding on December 17, 1998, an assumed 3,057,457 shares of Common Stock issuable pursuant to the Preferred Stock at an assumed conversion price of $1.75 per share of Common Stock issuable to Imprimis and Wexford. Wexford beneficially owns 611,491 shares of Common Stock issuable pursuant to its Preferred Stock. The percentage of shares so held is 11.1%, on the basis of 2,457,968 shares of Common Stock issued and outstanding on December 17, 1998, an assumed 3,057,457 shares of Common Stock issuable pursuant to the Preferred Stock at an assumed conversion price of $1.75 per share of Common Stock issuable to Imprimis and Wexford. Wexford Management may, by reason of its status as manager of Imprimis and Wexford, be deemed to own beneficially the Common Stock of which Imprimis and Wexford possess beneficial ownership. Charles E. Davidson and Joseph M. Jacobs are controlling persons of Wexford Management and may, by reason of such status, be deemed to own beneficially the Common Stock of which Imprimis and Wexford possesses beneficial ownership.

(11) Includes 21,000 shares held in Dr. Vallejo's name and 1,000 shares in Dr. Vallejo's son's name over which Dr. Vallejo maintains control. Dr. Vallejo is a principal in RVR Consulting Group, Inc. which has a consulting agreement with the Company.

(12) Includes 3,750 shares subject to stock options that became exercisable on May 26, 1998.

(13) Mr. Raymond was elected to the Board on September 2, 1998 and RVR Consulting Group, Inc. in which Mr. Raymond is a principal, has a consulting agreement with the Company.

(14) Includes 3,750 shares subject to stock options which became exercisable on September 2, 1998.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual compensation of the Company's executive officers for services in all capacities to the Company during the Company's last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL
                                 FISCAL                   COMPENSATION
   NAME AND PRINCIPAL POSITION   YEAR                        SALARY
--------------------------------------------------------------------------
 C. Thomas McMillen*..........   1997                      $135,500
   Chief Executive Officer

 E. Eugene Sharer.............   1997                      $132,500
   Vice Chairman

 Eric S. Kaplan...............   1997                      $120,000
   President and Chief
   Operating Officer

 Michael T. Brigante..........   1997                      $ 90,000
  Senior Vice President
 Finance and Chief Financial
 Officer; Acting Secretary

* Mr. McMillen did not receive any cash compensation for fiscal years 1995 or 1996, nor were any options granted to him. For fiscal year 1996, compensation in the amount of $45,000 was accrued. In addition, the Company advanced to him without interest approximately $23,000 in 1996, which he repaid in February 1997. No other executive officer received compensation in excess of $100,000 during the Company's last fiscal year.

EMPLOYMENT AGREEMENTS

         In July 1996, the Company entered into an employment agreement with Mr. McMillen providing for his employment, as Chairman of the Board and Chief Executive Officer, for a term expiring in March 1999. The employment agreement provides for an annual base salary for Mr. McMillen of $150,000. Mr. McMillen may participate in all executive benefit plans and has the use of a Company car. Mr. McMillen has been granted options to purchase 135,000 shares of the Company's Common Stock at exercise prices ranging from $3.33 to $4.81 per share. None of these options have been exercised and 50,000 shares have vested
as of the date of this Information Statement.   The agreement also provides,
among other things, that if his employment is terminated without cause the Company will pay an amount equal to one year's base salary, payable over a one year period. In September 1998 his agreement was extended until August 31, 2001.

         In March 1996, the Company entered into an employment agreement with Mr. Sharer providing for his employment as President and Chief Operating Officer for a term expiring in March 1999. The employment agreement provides for an annual base salary for Mr. Sharer of $150,000 effective upon closing of an initial public offering of the Company's Common Stock, and for participation in the executive benefit plans, as well as an automobile allowance of $1,000 per month. Mr. Sharer has been granted options to purchase 141,667 shares of the Company's Common Stock at exercise prices ranging from $0.03 to $3.38 per share. In addition, Mr. Sharer has been awarded a 10,000 share grant of the Company's Common Stock. The agreement also provides, among other things, that if his employment is terminated without cause the Company will pay to him an amount equal to one year's base salary, payable over a one year period.

         In March 1996, the Company entered into an employment agreement with Mr. Brigante for his services as corporate controller for a term expiring on September 30, 1999. The employment agreement provided for an annual base salary for Mr. Brigante of $90,000 beginning January 1, 1997 and for participation in all executive benefit plans plus an automobile allowance of $500 per month. Mr. Brigante has been granted options to purchase 70,000 shares of the Company's Common Stock at exercise prices ranging from $0.03 to $3.37 per share. On February 23, 1998, Mr. Brigante was elected to the position of Vice President of Finance and Chief Financial Officer. His annual compensation increased to $100,000 at that time. On September 16, 1998, Mr. Brigante was named Senior Vice President and Chief Financial Officer and his employment agreement was extended to August 31, 2000. In addition, he was granted an auto and phone allowance of $850 per month.

         In August 1996, the Company entered into an employment agreement with Dr. Kaplan providing for his employment as Senior Director for Operations and Development for a term expiring in August 1999. The employment agreement and consulting agreement each provides for a base salary of $75,000 per annum. Dr. Kaplan has been granted options to purchase 206,667 shares of the Company's Common Stock at exercise prices ranging from $0.60 to $4.38 per share. The agreement also provides, among other things, that if his employment is terminated by mutual agreement or upon his death or disability, the Company will pay an amount equal to one year's base salary, payable over a twelve month period. On April 6, 1997, Dr. Kaplan became a Senior Vice President and a director of the Company. In November 1997 he became the Chief Operating Officer of the Company; in July 1998 was elected President; and in September 1998 his employment agreement was extended until August 31, 2000.

         Each of the employment agreements with Messrs. McMillen, Sharer, Brigante, and with Dr. Kaplan requires the full-time services of such employees and all have confidentiality and non-compete clauses. Mr. McMillen's employment agreement requires that he devote a minimum of 40 hours per week to his responsibilities as Chairman and Chief Executive Officer. The agreements also contain covenants restricting the employee from engaging in any activities competitive with the business of the Company during the term of such agreement and for a period of one year thereafter, and prohibiting the employee from disclosing confidential information regarding the Company. An independent compensation expert is to be engaged subsequent to any financing in excess of $10,000,000 to evaluate and report to the Board of Directors the cash compensation averages for Chief Executive Officers and Presidents in the physician practice management industry for companies with similar revenues, profitability, growth rates and stage of development as the Company's. The Compensation Committee of the Board of Directors will evaluate the report and take whatever action it deems appropriate.

BENEFIT PLANS
STOCK OPTION PLANS

         1994 Stock Option Plan. The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in December 1994. The 1994 Plan was amended by the Board of Directors, with stockholder approval, in 1995, so as to increase the number of shares available under the 1994 Plan to 400,000 from 60,000. The purpose of the 1994 Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors, consultants and advisors of the Company, and to promote the Company's business. As of December 17, 1998, options to purchase 148,992 shares of Common Stock at a weighted average per share exercise price of $1.86 were outstanding. A total of 45,147 shares of Common Stock were available for grant under the 1994 Plan at that date. The 1994 Plan will terminate in April 2004, unless sooner terminated by the Board of Directors.

         The 1994 Plan provides for the grant of both incentive stock options, intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. The Board may delegate administration of the 1994 Plan to the Compensation Committee.
Subject to the limitations set forth in the 1994 Plan, the Board of Directors (or the Compensation Committee) has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether an option is to be an incentive stock option or a nonqualified stock option, to establish vesting schedules, and, subject to certain restrictions, to specify the type of consideration to be paid to the Company upon exercise and to specify other terms of the options. The maximum term of options granted under the 1994 Plan is ten years. Options granted under the 1994 Plan are nontransferable and generally expire 90 days after the termination of an optionee's service to the Company.

         Although no specific vesting schedule is required under the 1994 Plan, options previously granted under the 1994 Plan have generally provided for vesting in three equal annual installments. The exercise price of incentive stock options must equal at least the fair market value of the Common Stock on the date of grant, except that the exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant.

         1996 Stock Option Plan. In October 1996, the Board of Directors of the Company, with stockholder approval, adopted its 1996 Stock Option Plan (the "1996 Plan") covering up to 200,000 shares of the Common Stock, pursuant to which officers, directors, employees, advisors and consultants to the Company are eligible to receive incentive and/or nonqualified stock options. The 1996 Plan was increased as approved by the Company's stockholders to 400,000 shares in June, 1997. The 1996 Plan, which expires in September 2006, is administered by the Compensation Committee of the Board of Directors. The allotment of shares, determination of price, and other conditions relating to the grant of options will be determined by the Compensation Committee in its sole discretion. Incentive stock options granted under the 1996 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the 1996 Plan to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. As of December 17, 1998, options to purchase an aggregate of 357,167 shares of Common Stock at a weighted average per share exercise price of $3.74 were outstanding. A total of 40,333 shares of Common Stock were available for grant under the 1996 Plan at that date.

         1996 Restricted Stock Option Plan for Health Care Professionals. In October 1996, the Board of Directors adopted, and the stockholders of the Company approved, the 1996 Restricted Stock Option Plan for Health Care Professionals (the "1996 Professionals Plan"), which expires in October 2006. The 1996 Professionals Plan permits the Company to grant nonqualified stock options to licensed health care professionals affiliated with the Company and in most cases health care professionals employed by a Medcorp. The aggregate amount of Common Stock with respect to which options may be granted may not exceed 100,000 shares. The Board of Directors has delegated to the Compensation Committee the authority to grant options under such a plan, to construct and interpret such plan, and to make all other determinations and take all actions necessary or advisable for the administration of such plan. The exercise price for options granted under the 1996 Professionals Plan may be no less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the 1996 Professionals Plan will expire no later than the tenth anniversary of the date of grant. There have been 29,500 options granted under the 1996 Professionals Plan as of December 17, 1998, at a weighted average per share exercise price of $2.70.

         1998 Outside Directors Stock Option Plan. On March 30, 1998, the Board of Directors approved the establishment of a stock option plan for outside directors on the Board of Directors or on the Boards of Directors of any of the Company's subsidiaries (the "Directors Option Plan"). The plan provides for the grant of incentive stock and nonqualified options, provided that the maximum number of shares of Common Stock of the Company that may be issued upon the exercise of options granted pursuant to the Directors Option Plan is 50,000. The Directors Option Plan will be administered by the Board of Directors or a duly appointed committee of the Board of Directors; the exercise price of options granted pursuant to the Directors Option Plan will be determined by the plan administrators of the Board of Directors. Under the Directors Option Plan, each Outside Director will receive an option for 7,500 shares for every year of service on the Board of Directors. The Company currently has four outside directors eligible to participate in the Director Option Plan. As of December 17, 1998, 45,000 options have been granted of which 30,000 were exercisable at a weighted average per share price of $3.44.

         In the event of any stock dividend, stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares, subject to the Directors Option Plan, and to outstanding options. To the extent that any outstanding option under the Directors Option Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares will be returned to the Directors Option Plan and will become available for future grants.

EXECUTIVE BONUS PLAN

         Effective January 1, 1996, the Board of Directors established an Executive Bonus Plan for Key Executives (the "Bonus Plan") to reward executive officers and other key employees based upon the performance of the Company and such individuals. Under the Bonus Plan, the Compensation Committee of the Board of Directors has discretion to award bonuses in an aggregate amount equal to 10% of the Company's pre-tax income for a particular fiscal year (the "Bonus Fund"). The maximum amount of the Bonus Fund for any year is $5 million.
Under the terms of existing employment agreements, which expire on various dates from March 1999 through August 2000, the Bonus Fund has been allocated as follows: 40% to Mr. McMillen, 30% to Mr. Sharer, and 30% to Dr. Kaplan. Awards under the Bonus Fund are not exclusive of other bonuses that may be awarded by the Board of Directors or the Compensation Committee from time to time.

CERTAIN RELATIONSHIPS AND
 RELATED TRANSACTIONS

CONSULTING AGREEMENTS

         In August 1996, the Company entered into a consulting agreement with J.E.M., Inc. ("JEM"), the sole stockholders of which are Dr. Kaplan, the Company's President and Chief Operating Officer, and his wife. Under the terms of the consulting agreement, JEM agreed to provide advice and assistance to the Company in connection with identifying and affiliating with chiropractors and their existing chiropractic practices and identifying, acquiring, and/or managing businesses engaged in providing services ancillary to those provided by Integrated Medical Centers. The Company agreed to pay JEM $6,000 per month for its services. The consulting agreement expires in August 1999 and may be terminated sooner by mutual agreement of the parties, by the Company for "cause," defined as a violation by JEM of any material provision of the consulting agreement not remedied within 30 days after notification or JEM's conviction of a felony, upon termination of the employment agreement between Dr. Kaplan and the Company, or upon JEM's failure to meet certain performance goals. In September, 1998, the consulting agreement with JEM was extended until September 1, 2000, with annual compensation payable to JEM increased $75,000 per year, and severance of one year's compensation payable to JEM upon termination.

         On August 31, 1998, the Company entered into a consulting agreement with RVR Consulting Group, Inc. ("RVR"). RVR is a Florida corporation owned in part by Company Board members Joseph Raymond, Jr. and Sergio Vallejo, D.M.D. The consulting agreement is for a term of one year, with RVR paid a monthly retainer of $7,000 plus expenses for certain business consulting services. Additionally, under the consulting agreement, RVR was granted 150,000 Common Stock warrants, which vest in three equal amounts of 50,000 Common Stock warrants upon execution of the consulting agreement, six months after execution of the agreement, and twelve months after execution of the agreement. The consulting services to be rendered to the Company by RVR include review, assessment and modification of the Company's organizational and operational structure; formulation, supervision, and execution of Company business objectives; monitoring and advising on the Company's financial condition, including cash flow, collections, revenues, and expenses; and review and assessment of the Company's business plan, administrative processes, and profitability.

ARRANGEMENTS WITH INVESTORS

         On January 13, 1998, Imprimis acquired from the Company Common Stock purchase warrants (the "Warrants") to purchase 2,280,000 shares of Common Stock, at an initial price of $1.75 per share, and 80,000 shares of senior redeemable preferred stock, par value $.01 per share (the "Redeemable Preferred Stock"), of the Company, pursuant to an Investment Agreement, dated as of December 19, 1997, among the Investors and the Company (the "Investment Agreement"), as supplemented by the First Supplement thereto, dated as of January 12, 1998, among the Investors and the Company. On the same date, Wexford acquired from the Company Warrants to purchase 570,000 shares of Common Stock and 20,000 shares of the Redeemable Preferred Stock.

         To acquire the Warrants and the Redeemable Preferred Stock, Imprimis and Wexford made initial payments to the Company of $800,000 and $200,000, respectively, on January 13, 1998, and made additional payments to the Company of $3,200,000 and $800,000, respectively, on January 27, 1998, net of fees and expense reimbursement payable by the Company to Imprimis and Wexford. Approximately $500,000 of the initial payment of Imprimis was funded by the repayment by the Company of a loan made by Imprimis on December 19, 1997. The funds used by Imprimis and Wexford to make such loan, such initial payments and such additional payments, as the case may be, came from the working capital of Imprimis and Wexford.

         On July 2, 1998, pursuant to a Second Supplement, dated as of July 2, 1998, to the Investment Agreement, Wexford and Imprimis acquired 20,880 shares and 83,521 shares respectively of Preferred Stock, and Wexford and Imprimis acquired, respectively, 20,000 shares of Common Stock and 80,000 shares of Common Stock. The Investors acquired such shares of Common Stock and their Preferred Stock in exchange for the Redeemable Preferred Stock (including certain dividends that had been paid in kind) and Warrants that had previously been issued. The Investors obtained certain registration rights with respect to their shares of Common Stock and to the shares of Common Stock issuable pursuant to their Preferred Stock pursuant to a registration rights agreement.

         On September 10, 1998, Mr. Simon resigned as a director of the Company, a result of which options to purchase 3,750 shares of Common Stock that had been granted to Mr. Simon lapsed without vesting. On December 10, 1998, following his resignation, the three-month exercise window of his vested option of 3,750 shares that had been granted lapsed.

         On September 30, 1998, the Investors received as a dividend on their shares of Preferred Stock a total of 2,610 additional shares of Preferred Stock, of which 2,088 shares were payable as a dividend to Imprimis and 522 shares were payable as a dividend to Wexford.

         On October 19, 1998, the Company issued to the Investors $475,000 in aggregate principal amount of Senior Secured Floating Rate Bridge Notes due February 1, 1999 (collectively, the "Notes"), of which $350,000 represented term loans being made on the date the Notes were issued and $125,000 represented revolving loans that could be made by the Investors pursuant to their revolving loan commitments. Imprimis received a Note for a principal amount of $380,000, of which $280,000 represented a term loan from Imprimis and $100,000 represented a revolving loan that could be made by Imprimis. Wexford received a Note for $95,000, of which $70,000 represented a term loan made by Wexford and $25,000 represented a revolving loan that could be made by Wexford. Principal and accrued but unpaid interest on the Notes is payable in full on or before February 1, 1999. Interest on the Notes accrues from the date of issuance and compounds quarterly in arrears on the first day of each quarter commencing on January 1, 1999, at a rate per annum equal to the sum of the rate from time to time announced by Chase Bank as its reference rate (the "Base Rate") plus 3%. Overdue payments of principal and, to the extent permitted by applicable law, overdue payments of interest and premium, if any, will accrue at a rate per annum equal to the Base Rate plus 4%. As of the date of this Information Statement, an aggregate of $398,781.47 is due and payable on the Notes.

         In a series of private transactions from October 22, 1998 through October 31, 1998, Wexford and Imprimis sold in the aggregate 100,000 shares of Common Stock at $2.50 per share, of which Imprimis sold 80,000 shares and Wexford sold 20,000 shares, pursuant to stock purchase agreements with various buyers.

LEGAL PROCEEDINGS

         There are no material legal proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.


Submitted,

/s/ MICHAEL T. BRIGANTE
Michael T. Brigante
Chief Financial Officer
Complete Wellness Centers, Inc.